Exhibit 3.1

COMMONWEALTH REIT

ARTICLES SUPPLEMENTARY

CommonWealth REIT, a Maryland real estate investment trust (the “Trust”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:             Pursuant to Section 3-802(c) of the Maryland General Corporation Law (the “MGCL”), as applicable to Maryland real estate investment trusts, the Trust, by resolution of its board of trustees (the “Board of Trustees”) duly adopted at a meeting duly held and convened on March 9, 2014, at which a quorum of the Board of Trustees was present, prohibited the Trust from electing to be subject to Section 3-803 of the MGCL as provided herein.

SECOND:        The resolution referred to above provides that the Trust may not elect to be subject to the provisions of Section 3-803 of the MGCL, or otherwise provide for the trustees of the Trust to be divided into classes pursuant to Title 3, Subtitle 8 of the MGCL, unless such election is first approved by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of beneficial interest in the Company that would be entitled to vote thereon.

THIRD:           The resolution to prohibit the Trust from becoming subject to Section 3-803 of the MGCL without the shareholder approval referenced above has been approved by the Board of Trustees in the manner and by the vote required by law.

FOURTH:       The undersigned President of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President of the Trust acknowledges that, to the best of that President’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this March 10, 2014.

ATTEST:	COMMONWEALTH REIT

/s/ Jennifer B. Clark	By:	/s/ Adam D. Portnoy	(SEAL)
Jennifer B. Clark, Secretary		Adam D. Portnoy, President